PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact:                      Matt McNulty

                                  Chief Financial Officer                                                                           904/858-9100

PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR

THE FIRST QUARTER AND FISCAL YEAR 2021

Patriot Transportation Holding, Inc. (NASDAQ-PATI) Jacksonville, Florida; February 3, 2021

First Quarter Operating Results

The Company reported a net loss of ($222,000), or ($.07) per share for the quarter ended December 31, 2020, compared to net loss of ($464,000), or ($.14) per share, in the same quarter last year.

Total revenues for the quarter were $20,228,000, down $4,581,000 from the same quarter last year, approximately $2,700,000 of which resulted from the downsizing of two customer accounts and the closure of our Wilmington terminal in April, 2020. The remainder of the revenue variance is primarily attributable to the impacts of the COVID-19 pandemic and a smaller driver force. Transportation revenues (excluding fuel surcharges) were $19,217,000, down $3,382,000 or 15%. Revenue miles were down 1,510,000 miles, or 19%, over the same quarter last year. Transportation revenue per mile was up $.14, or 4.9%, due to an improved business mix and rate increases. Fuel surcharge revenue was $1,011,000, down $1,199,000, or $.12 per mile, from the same quarter last year.

Compensation and benefits decreased $1,947,000, mainly due to lower company miles, as well as the elimination of minimum driver pay expense and reductions in non-driver support positions. Gross fuel expense decreased $1,365,000, or $.11 per mile, as a result of lower company miles and lower cost per gallon. Repairs and tire expense decreased $370,000 due to lower miles this quarter. Insurance and losses decreased $647,000, primarily from lower health care claims somewhat offset by two significant product mixes and a sizeable wreck repair (~$55,000). Depreciation expense was down $205,000 in the quarter as we continue to reduce our fleet size to meet our business levels. Loss on disposition of assets was $86,000 primarily due to the write off of a late model tractor ($92,000) involved in a non-preventable accident versus a gain of $122,000 in the same quarter last year. SG&A expense was lower by $345,000 resulting from permanent cost reductions.

As a result, operating loss this quarter was ($301,000) compared to ($724,000) in the same quarter last year. Operating ratio was 101.5 this quarter versus 102.9 the same quarter last year.

Summary and Outlook

While most of the revenue declines this quarter were anticipated, there was a portion that was not as we continued to struggle with a lower than expected driver count due primarily to high driver turnover and a tight hiring market. The hiring market has improved in January but it takes six weeks to hire, train and produce a revenue producing driver. We are putting a lot of emphasis on turnover and finding ways to improve.  We have implemented some items already such as (i) transitional supplemental pay following a driver coming out of training, (ii) a 3rd party vendor

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focused specifically on transitioning new hires through their first 6 months, (iii) improved on-boarding and driver communication and (iv) a complete review and several adjustments to driver pay down to the specific lane level by location. The driver shortage is an issue nationwide that will continue to challenge all carriers and their customers both in cost and the ability to provide enough capacity to meet demand.

Depreciation expense was high on a per mile basis this quarter as we completed the downsizing of the final pieces of business with a particular customer and we sold the excess equipment in January which will reduce depreciation by ~$60,000 per quarter. We are continuing to review all aspects of our fixed cost structure and will adjust accordingly.

Our balance sheet remains solid with $7.5 million of cash and cash equivalents as of December 31, 2020, and no outstanding debt. We will continue to focus on rates and a better business mix, including a continued push to diversify in the chemical, dry bulk and water business. We do not anticipate needing to replace any equipment until at least the fourth quarter putting our current planned capital expenditures at ~$3,000,000 for the fiscal year.

Impact of the COVID-19 Pandemic

The COVID-19 pandemic continues to have an impact on demand for oil and petroleum products. Volume declines due to COVID-19 vary by market but management estimates the current range to be ~5-15% below historical demand across our network. As an essential business, we have continued to operate throughout the pandemic in accordance with CDC guidance and orders issued by state and local authorities.

Dividend

In December, we announced that our Board of Directors declared a special cash dividend of $3.00 per share, or approximately $10 million in the aggregate, on the Company’s outstanding common stock. This one-time, special dividend was paid on December 30, 2020, to shareholders of record at the close of business on December 17, 2020.

Conference Call

The Company will host a conference call on February 3, 2021 at 3:00 PM (EST). Analysts, shareholders and other interested parties may access the teleconference live by calling 1-877-407-0778 domestic or international at 1-201-689-8565. Computer audio live streaming is available via the Internet through the Company’s website at www.patriottrans.com at the Investor Relations tab or https://www.webcaster4.com/Webcast/Page/2058/39660. An audio replay will be available for sixty (60) days following the conference call by dialing toll free 1-877-481-4010 domestic or international 1-919-882-2331 then enter pass code 39660. An audio archive can be accessed through the Company’s website at www.patriottrans.com on the Investor Relations tab or at https://www.webcaster4.com/Webcast/Page/2058/39660.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include the impact of the COVID-19 pandemic on our revenues, operations and financial condition; general economic

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conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation business. The Company’s transportation business is conducted through Florida Rock & Tank Lines, Inc. which is a Southeastern transportation company engaged in the hauling of liquid and dry bulk commodities.

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PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands)

(Unaudited)

	THREE MONTHS ENDED
	DECEMBER 31,
	2020	2019
Revenues:
Transportation revenues	$19,217	22,599
Fuel surcharges	1,011	2,210
Total revenues	20,228	24,809

Cost of operations:
Compensation and benefits	9,051	10,998
Fuel expenses	2,098	3,463
Repairs & tires	1,381	1,751
Other operating	813	956
Insurance and losses	2,122	2,769
Depreciation expense	1,745	1,950
Rents, tags & utilities	696	750
Sales, general & administrative	2,136	2,481
Corporate expenses	401	537
Loss (gain) on disposition of PP&E	86	(122)
Total cost of operations	20,529	25,533

Total operating loss	(301)	(724)

Interest income and other	2	85
Interest expense	(8)	(8)

Loss before income taxes	(307)	(647)
Benefit from income taxes	(85)	(183)

Net loss	$(222)	(464)

Reclassification adjust for net investment gains realized in net income	—	(5)
Comprehensive Loss	$(222)	(469)

Earnings per common share:
Net Loss-
Basic	(0.07)	(0.14)
Diluted	(0.07)	(0.14)

Number of shares (in thousands) used in computing:
-basic earnings per common share	3,377	3,351
-diluted earnings per common share	3,377	3,351

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PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands) (Unaudited)

	December 31,	September 30,
Assets	2020	2020
Current assets:
Cash and cash equivalents	$7,494	15,962
Accounts receivable (net of allowance for
doubtful accounts of $84 and $87, respectively)	4,633	5,005
Inventory of parts and supplies	896	903
Prepaid tires on equipment	1,415	1,414
Prepaid taxes and licenses	376	522
Prepaid insurance	2,120	2,444
Prepaid expenses, other	283	291
Total current assets	17,217	26,541

Property and equipment, at cost	83,141	83,204
Less accumulated depreciation	54,374	52,805
Net property and equipment	28,767	30,399

Operating lease right-of-use assets	2,695	2,964
Goodwill	3,637	3,637
Intangible assets, net	907	957
Other assets, net	168	171
Total assets	$53,391	64,669

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,648	2,679
Federal and state taxes payable	31	284
Accrued payroll and benefits	3,187	3,156
Accrued insurance	1,209	1,210
Accrued liabilities, other	1,671	1,281
Operating lease labilities, current portion	1,066	1,065
Total current liabilities	8,812	9,675

Operating lease liabilities, less current portion	1,790	2,073
Deferred income taxes	5,255	5,087
Accrued insurance	1,886	1,886
Other liabilities	895	900
Total liabilities	18,638	19,621
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, 5,000,000 shares authorized,
of which 250,000 shares are designated Series A
Junior Participating Preferred Stock; $0.01 par
value; none issued and outstanding	—	—
Common stock, $.10 par value; (25,000,000 shares
authorized; 3,377,279 and 3,377,279 shares issued
and outstanding, respectively)	338	338
Capital in excess of par value	38,729	38,670
Retained earnings	(4,419)	5,935
Accumulated other comprehensive income, net	105	105
Total shareholders’ equity	34,753	45,048
Total liabilities and shareholders’ equity	$53,391	64,669